June 26, 2014

To

Embraer Overseas Limited

190 Elgin Avenue,

George Town, Grand Cayman KY1-9005,

Cayman Islands

Embraer S.A.

Avenida Brigadeiro Faria Lima, 2170

12227-901 São José dos Campos, S.P.

Brazil

Re.:     Embraer Overseas Limited/ Embraer S.A.

            Registration Statement on Form F-3

Ladies and Gentlemen:

1.              We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as Brazilian counsel to Embraer Overseas Limited (the “Company”) and Embraer S.A. (the “Guarantor”) in connection with the registration with the U.S. Securities and Exchange Commission (the “Commission”) of up to U.S.$540,518,000 of the unregistered 5.696% Guaranteed Senior Notes due 2023 (the “Unregistered Notes”) issued in September 2013 by the Company and guaranteed by the Guarantor, which will become registered 5.696% Guaranteed Senior Notes due 2023 under the U.S. Securities Act of 1933, as amended (the “Act”) (such notes also registered, the "Registered Notes"; together with the Unregistered Notes, the “Notes”).

2.              This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

3.              In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(i)            The Amendment No.1 on Form F-3 (“Amendment No. 1”) to the registration statement on Form F-4 (File No. 333-195376) filed by the addressees hereof with the Commission) on June 24, 2014 as amended or supplemented on or prior to the date of this opinion, the “Registration Statement”);

Av. Rio Branco, 110 – 39º e 40º andares – Centro Rio de Janeiro, RJ – CEP 20040-001 Fone (21) 3861-5800 Fax (21) 2224-2139	R. Joaquim Floriano, 100 – 16º andar – Itaim Bibi São Paulo, SP – CEP 04534-000 Fone (11) 2198-2800 Fax (11) 2198-2849

(ii)           An executed copy of the Registration Rights Agreement  dated as of September 16, 2013, among the Company, the Guarantor and the dealer managers Citigroup Global Markets Inc., Deutsche Bank Securities, Inc., Merrill Lynch, and Pierce, Fenner & Smith Incorporated (the “Registration Rights Agreement”);

(iii)          An executed copy of the Indenture (the “Indenture”) dated as of September 16, 2013, among the Company, the Guarantor and the Bank of New York Mellon (the “Trustee”), pursuant to which the Guarantor has guaranteed the obligations of the Company under the Indenture and the notes (the “Guarantee”);

(iv)      The form of the First Supplemental Indenture executed on June 27, 2014 or before, among the Company, the Guarantor and the Trustee to the Indenture (the “First Supplemental Indenture”);

(v)     The form of Global Note filed with the form of the First Supplemental Indenture as Exhibit 4.2 to Amendment No.1;

(vi)      The by-laws (estatuto social) of the Guarantor; and

(vii)     The minutes of the meeting of the Board of Directors of the Guarantor held on August 27, 2013.

4.              We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “LEGAL MATTERS” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

5.              In this opinion, and unless otherwise indicated herein, the documents listed in paragraphs 3, items (i) to (v) above are collectively referred to as the (“Transaction Documents”).

6.              For the purposes of giving this opinion we have examined and/or relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of the documents listed in paragraph 3, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. We have also examined such treaties, laws, rules, regulations, orders and decrees as we have deemed necessary as a basis for the opinion expressed herein.

Av. Rio Branco, 110 – 39º e 40º andares – Centro Rio de Janeiro, RJ – CEP 20040-001 Fone (21) 3861-5800 Fax (21) 2224-2139	R. Joaquim Floriano, 100 – 16º andar – Itaim Bibi São Paulo, SP – CEP 04534-000 Fone (11) 2198-2800 Fax (11) 2198-2849

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7.              Regarding Brazilian tax matters in connection with the registration with the Comission, reference is made to our specific tax opinion filed as Exhibit 8.1 to the Registration Statement.

8.              As to matters of fact, we have relied on documents, oral and/or written information and/or certificates provided to us by the Guarantor’s officers, acting on behalf of the Guarantor. We did not conduct any investigation of the laws of any jurisdiction outside Brazil. This opinion is given solely in respect of the laws of Brazil as of the date hereof, and not in respect of any other law. In particular, we did not make independent investigations of the laws of the State of New York or of the laws of Cayman Islands. In relation to any matters in connection with the law of New York, we understand that you are relying on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, acting as US counsel for the Company and the Guarantor, dated the date hereof and filed as an Exhibit to the Registration Statement. In relation to any matters in connection with the law of Cayman Islands, we understand that you are relying on the opinion of Travers Thorp Alberga, acting as Cayman Islands counsel for the Company and the Guarantor, dated the date hereof and filed as an Exhibit to the Registration Statement.

9.            For purposes of this opinion we have relied on the following assumptions:

(i)            All documents submitted to us as facsimile or copy or specimen documents conform to their originals;

(ii)           All documents submitted to us as originals are authentic;

(iii)          All signatures on the Transaction Documents and on other documents submitted to us as originals, certified copies or copies are genuine;

(iv)         Each of the parties to the Transaction Documents, other than the Guarantor, has been duly organized and established and is validly existing as of the respective date of execution of each Transaction Document;

(v)          The Transaction Documents have been validly authorized, executed and delivered by all parties thereto, other than the Guarantor;

Av. Rio Branco, 110 – 39º e 40º andares – Centro Rio de Janeiro, RJ – CEP 20040-001 Fone (21) 3861-5800 Fax (21) 2224-2139	R. Joaquim Floriano, 100 – 16º andar – Itaim Bibi São Paulo, SP – CEP 04534-000 Fone (11) 2198-2800 Fax (11) 2198-2849

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(vi)         Each of the parties to the Transaction Documents, other than the Guarantor, has all necessary regulatory and other approvals, exemptions, licenses and authorizations to perform its obligations under the Transaction Documents;

(vii)        There is no provision of the law of any jurisdiction other than Brazil which has any implication in relation to the opinion expressed herein;

(viii)       The Transaction Documents constitute legal, valid and binding obligations of each of the parties thereto, other than the Guarantor, enforceable against each of the parties thereto in accordance with its terms; and

(ix)         The validity and enforceability of the Transaction Documents under the laws of the State of New York and, insofar as any obligation incurred under any of the Transaction Documents is to be performed in or is otherwise subject to any jurisdiction outside Brazil, such performance will not be unlawful under the laws of that jurisdiction.

10.            Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

(i)            The Guarantor is a corporation duly organized and validly existing under the laws of Brazil.

(ii)           At the time of execution and delivery, the Guarantor had the requisite corporate power and authority to execute and deliver the Indenture, the Guarantor has the requisite corporate power and authority to perform its obligations under the Indenture, and the Indenture has been duly authorized, executed and delivered by the Guarantor and constitutes a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the qualifications set out below.

(iii)    The Guarantor has the requisite power and authority to execute and deliver the First Supplemental Indenture and the requisite corporate power and authority to perform its obligations under the First Supplemental Indenture and the First Supplemental Indenture has been duly authorized and when duly executed and delivered by the Guarantor will constitute the valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the qualifications set out below.

(iv)          When the Registered Notes are registered by the Company and authenticated and delivered by the Trustee, the Guaranty will constitute a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the qualifications set out below.

11.            This opinion is subject to the following qualifications, explanations and reservations:

Av. Rio Branco, 110 – 39º e 40º andares – Centro Rio de Janeiro, RJ – CEP 20040-001 Fone (21) 3861-5800 Fax (21) 2224-2139	R. Joaquim Floriano, 100 – 16º andar – Itaim Bibi São Paulo, SP – CEP 04534-000 Fone (11) 2198-2800 Fax (11) 2198-2849

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(i)            Any provisions of the Transaction Documents providing that any specification or determination will be conclusive and binding will not be conclusive and binding if such calculation or determination is fraudulent and will not necessarily prevent judicial inquiry into the merits of any claim by an aggrieved party.

(ii)           Our opinion as regards the binding effect and enforceability of the obligations of the Guarantor under the Transaction Documents is subject to all limitations arising from bankruptcy, court-supervised corporate reorganization, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium and other similar laws affecting the creditors’ rights generally. Certain claims, such as claims for salaries, wages, social security, taxes, and other statutorily preferred claims will have preference over any other claims.

(iii)          We are qualified to practice law in the Federative Republic of Brazil only and, therefore, the opinions expressed in this letter are limited to questions arising under the laws of the Federative Republic of Brazil. Therefore, this opinion does not cover any questions arising under or relating to any laws other than the laws of Brazil as in effect at the date of this opinion.

(iv)         In the event that any special approval or authorization from the Brazilian Central Bank is required for the Guarantor to make remittances of payments in connection with the Registered Notes or pursuant to any indemnification and contribution, such specific authorizations and approvals may be granted or denied at the sole discretion of the Brazilian Central Bank. Unless the Guarantor obtains such authorizations and approvals, the Guarantor may not be able, if necessary, to effect remittances abroad to make such payments in foreign currency.

(v)          In case of court proceedings filed against the Guarantor in Brazil, certain court costs and deposits to guarantee judgment might become due and any Brazilian or foreign plaintiff not resident in Brazil or who is abroad during the course of a legal proceeding will be required to make cash deposits as security for process costs and for third party attorney's fees, should such plaintiff not have any real property in Brazil to assure payment thereof, in accordance with article 835 of the Brazilian Civil Procedure Code, except in case of execution writs or counterclaims as established under Article 836 of the Brazilian Code of Civil Procedure.

Av. Rio Branco, 110 – 39º e 40º andares – Centro Rio de Janeiro, RJ – CEP 20040-001 Fone (21) 3861-5800 Fax (21) 2224-2139	R. Joaquim Floriano, 100 – 16º andar – Itaim Bibi São Paulo, SP – CEP 04534-000 Fone (11) 2198-2800 Fax (11) 2198-2849

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(vi)         In order to assure the admission of the Transaction Documents before the public agencies and courts in Brazil (A) the signatures of the parties thereto and to any other document that may be deemed to be or become a part of such agreement, if executed outside Brazil, shall have been notarized by a local public notary and the signature of such notary shall have been authenticated by the Brazilian consulate having jurisdiction over the place of execution, (B) the document shall have been translated into Portuguese by a sworn translator, which signature must be notarized by a notary public (and all Brazilian court proceedings shall be based on such translation), and (C) the document jointly with the respective sworn translation shall have been registered with the appropriate registry of deeds and documents upon its due execution and delivery in accordance with the procedures above.

(vii)        Any judgment obtained or enforced against the Guarantor in a Brazilian court of law by a non-Brazilian resident in respect of any sum payable by the Guarantor under the Transaction Documents will be expressed in Brazilian currency, equivalent to the applicable amount of United States dollars converted at the commercial exchange rate of the date on which such judgment is obtained.

(viii)       Under Brazilian law, a person may not waive or relinquish its right to submit a claim to the courts or be deprived of its property without due process; therefore, any waivers by the Guarantor with respect to its respective rights and any waivers to assert a claim may not be enforced by a Brazilian court of law.

(ix)         Notwithstanding the fact that the Transaction Documents are governed by the laws of the State of New York, such law will only be recognized and enforced in Brazil if not against Brazilian national sovereignty, public policy or morality. Except as otherwise disclosed in this opinion, we have no reason to believe that the obligations of the Guarantor provided for in the Transaction Documents would be against Brazilian national sovereignty, public policy or morality.

(x)          In the event that any suit is brought against the Guarantor, service of process upon the Guarantor, if made in Brazil (including, but not limited to, by means of registered or certified mail, postage prepaid), must be effected in accordance with Brazilian law.

(xi)         This opinion is dated as of today and we expressly disclaim any responsibility to advise with respect to any development or circumstance of any kind, including any change of law or fact which may occur after the date of this opinion, even though such development, circumstance or change may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion. Accordingly, you should seek advice of your counsel as to the adequate application of this opinion at such time.

Av. Rio Branco, 110 – 39º e 40º andares – Centro Rio de Janeiro, RJ – CEP 20040-001 Fone (21) 3861-5800 Fax (21) 2224-2139	R. Joaquim Floriano, 100 – 16º andar – Itaim Bibi São Paulo, SP – CEP 04534-000 Fone (11) 2198-2800 Fax (11) 2198-2849

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(xii)        This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matters in connection with the Transaction Documents or the transactions or documents referred to therein.

(xiii)       In rendering the opinion set forth herein, we note that any conclusion on any particular issue is not a guaranty or prediction of what a court would hold but instead sets forth our conclusions as to what would or should be the proper result for a court to reach in a properly presented and decided case in which the facts and assumptions relied on herein are established.

This opinion is given solely in connection with the Registration Statement and the Guaranty and for the information of the Company and the Guarantor to whom it is addressed and their respective legal advisors. This opinion may not be relied upon for any other purpose or by any other person, other than the holders of the Registered Notes, whether natural person, legal entity or government body, nor may it be used for any purpose other than as stated herein, or quoted or referred to in any public document, or in any other way made public, without our prior written consent.

Yours sincerely,

/s/ BOCATER, CAMARGO, COSTA E SILVA ADVOGADOS